CONSULTANCY AGREEMENT

This Management Agreement (the "Agreement") is made and entered on April 26th  2024 (the "Effective Date") by and between

Spectral Capital Corporation

with its registered office at 4500 9th Avenue NE, Seattle, WA, 98105 (the "Company") and

Scandere OU

with its registered office at Ahtri tn 6a, Kesklinna linnaosa, 10151 Tallinn, Harju maakond (the "Manager") (hereinafter referred to individually as a "Party" and collectively as "the Parties").

WHEREAS, the Company is a corporation of the United States of America;

WHEREAS, the Company is in the business of providing wholesale telecommunications, data and switching services consisting of international long distance reselling services on a business-to-business (“B2B”) basis;

WHEREAS, Scandere is the Manager and Vladimir Ivanov is the sole beneficiary and also the president of SKY Data PLL;

WHEREAS, the Manager has expertise in the area of Telecom operations, analytics, software management and network sales;

WHEREAS, the Company desires to engage the Manager to provide certain services in the area of Manager's expertise and the Manager is willing to provide such services to the Company (Manager’s scope of services are outlined in Exhibit A);

NOW, THEREFORE, the Parties hereby agree as follows:

1.   Engagement and Services

(a) Engagement. The Company hereby engages the Manager to provide and perform the services set forth in Exhibit A attached hereto (the 'Services"), and the Manager hereby accepts the engagement and to perform the Services subject to the terms and conditions of this Agreement.

(b) Standard of Services. In connection with the performance of the Services, Manager will conduct its business in a respectable and ethical manner and employ a standard of care, skill and diligence consistent with the highest standards practiced in its industry. The Company shall provide such access to its information, property and personnel as may be reasonably required in order to permit the Manager to perform the Services.

(c)             Tools, Instruments and Equipment. Manager shall provide its own tools, instruments and equipment and place of performing the Services, unless otherwise agreed between the Parties.

(d)             Representation and Warranty. Manager represents and warrants to the Company that it is under no contractual or other restrictions or obligations which are conflicting with the execution of this Agreement or which will interfere with the performance of the Services.

2. Management Period

(a)             Commencement. This Agreement shall commence on the Effective Date and shall remain in effect until the completion of the Services or the earlier termination of this Agreement as provided in Article 2 (b) (the "Consultancy Period").

(b)             Termination. This Agreement may be terminated by either Party, without cause and without liability, at any time with immediate effect giving written notice of such termination to the other Party.

(c)             Effect of Termination. Upon the effective date of termination of this Agreement, all legal obligations, rights and duties arising out of this Agreement shall terminate except for such legal obligations, rights and duties as shall have accrued prior to the effective date of termination and except as otherwise expressly provided in this Agreement.

3. Management Fee and Expenses

(a)             Management Fee. In consideration of the Services to be rendered hereunder, the Company shall pay to the Manager a Consultancy Fee as set forth in Exhibit B attached hereto for the Services provided to the Company.

(b)             Expenses. Manager shall be entitled to reimbursement for all pre-approved expenses reasonably and necessarily incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company as set forth in Exhibit C attached hereto.

(c)             VAT. All sums stated in this Agreement and in the Exhibit due to be paid by the Company to the Manager shall include value added tax, if applicable.

4.  Work Product and License

(a)             Defined. In this Agreement the term "Work Product" shall mean all work products generated by Manager solely or jointly with others in the performance of the Services, including, but not limited to, any and all information, notes, material, drawings, strategies, videos, plans, fotografs, programs, records, diagrams, formulae, processes, technology, firmware, software, knowhow, designs, ideas, discoveries, inventions, improvements, copyrights, trademarks and trade secrets.

(b)             Ownership. All such Work Product shall be the sole and exclusive property of the Company and Manager agrees to assign and does hereby assign to Company all rights, titles and interest in and to the Work Product. Manager will not have any rights of any kind whatsoever in such Work Product.

Manager agrees, at the first request and cost of Company, to promptly sign, execute, make and do all such deeds, documents, acts and things as Company may reasonably require or desire to secure Company's entire right, title, and interest in and to any Work Product.

Manager will not make any use of any of the Work Product in any manner whatsoever without the Company's prior written consent. All Work Product shall be promptly made available to Company.

In the event that such Work Products are not copyrightable subject matter or for any reason are deemed to not be works-for-hire, the Manager hereby assigns all right, title and interest to such Work Products to the Company and agrees to execute all documents required to evidence such assignment without any further compensation.

(c)             License. In the event that Manager integrates any work that was previously created by the Manager into any Work Product, the Manager shall grant to, and Company is hereby granted, a worldwide, royalty-free, perpetual, irrevocable license to exploit the incorporated items, including, but not limited to, any and all copyrights, patents, designs, trade secrets, trademarks or other intellectual property rights, in connection with the Work Product. Manager warrants that it shall not knowingly incorporate into any Work Product any material that would infringe any intellectual property rights of any third party.

5.  Confidential Information

(a) Defined. In this Agreement the term "Confidential Information" shall mean the Work Product and any and all information relating to the Company's business, including, but not limited to, research, developments, product plans, products, services, diagrams, formulae, processes, techniques, technology, firmware, software, know-how, designs, ideas, discoveries, inventions, improvements, copyrights, trademarks, trade secrets, customers, suppliers, markets, marketing, finances disclosed by Company either directly or indirectly in writing, orally or visually, to Manager. Confidential Information does not include information which:

(i)               is in or comes into the public domain without breach of this Agreement by the Manager;

(ii)             was in the possession of the Manager prior to receipt from the Company and wes not acquired by the Manager from the Company under an obligation of confidentiality or non-use;

(iii)            is acquired by the Manager from a third party not under an obligation of confidentiality or non-use to the Company; or

(iv)            is independently developed by the Manager without use of any Confidential Information of the Company.

(b)             Obligations of Non-Disclosure and Non-Use. Unless otherwise agreed to in advance and in writing by the Company, Manager will not, except as required by law or court order, use the Confidential Information for any purpose whatsoever other than the performance of the Services or disclose the Confidential Information to any third party and will not make available or disclose the Confidential Information to any unauthorised third party.

Manager may disclose the Confidential Information only to those of its employees who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee, such employee shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement. In any event, Manager shall be responsible for any breach of the terms and conditions of this Agreement by any of its employees. Manager shall use the same degree of care to avoid disclosure of the Confidential Information as it employs with respect to its own Confidential Information of like importance, but not less than a reasonable degree of care.

(c)             Return of Confidential Information. Upon the termination or expiration of this Agreement for any reason, or upon Company's earlier request, Manager will immediately deliver and return to Company all of Company's property and/or Confidential Information in tangible form that Manager may have in its possession or control.

6.  Interference with Business

(a)             Non-Competition. During the term of this Agreement, Manager will engage in no business or other activities, which are, directly or indirectly, competitive with the business activities of the Company without obtaining the prior written consent of the Company.

(b)             Non-Solicitation. Manager agrees that for a period of one (1) year after termination of this Agreement, Manager shall not:

(i)               divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, or

(ii)             employ, solicit for employment, or recommend for employment any person employed by the Company, during the Consultancy Period and for a period of one (1) year thereafter.

7.           Insurance

Manager Shall maintain at its sole expense liability insurance covering the performance of the Services by Manager. Such insurance coverage shall have limits and terms reasonably satisfactory to Company, and Company may require Manager to provide to Company a certificate of insurance evidencing such coverage.

8.           Independent Contractor

The Manager agrees that all Services will be rendered by it as an independent contractor and that this Agreement does not create an employer-employee relationship between the Manager and the Company. The Manager shall have no right to receive any employee benefits provided by the Company to its employees. Manager agrees to pay all taxes due in respect of the Consultancy Fee and to indemnify the Company in respect of any obligation that may be imposed on the Company to pay any such taxes or resulting from Manager's being determined not to be an independent contractor. This Agreement does not authorize the Manager to act for the Company as its agent or to make commitments on behalf of the Company.

9.           Representations and Warranties

Manager warrants and represents that it will comply with all applicable laws, ordinances, rules and regulations; will company with all policies and procedures promulgated by the Company as to its premises; it witl be solely responsible for all taxes, benefits, unemployment compensation and workers' compensation applicable to its performance of Services; it has made application for all relevant permits, licenses, authorisations or other requirements to perform the Services and to use its personal to perform the Services; there are no restrictions (e.g. non-compete agreements, confidentiality agreements) that may impact Manager or any of its partners, owners, or any of its mangers or other employees from doing business with the Company as contemplated by this Agreement; it has (or will have upon their creation) full legal rights to use and transfer to the Company all of the intellectual property rights (including but not limited to the designs, drawings or concepts)

that are contemplated by the Manager as at the date hereof to be delivered in connection with the Services and specifically thet the Services and any deliverables to be rendered pursuant thereto shall not infringe upon and third party rights.

10.       Indemnification

Manager will indemnify, defend and hold the Company, its agents and employees, harmless from any third party loss, damage, liability, claims, demands, suits and expenses, including, but not limited to reasonable attorney's fees.

11.       Force Majeure

Either Party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature.

The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the Parties' respective obligations hereunder shall resume.

In the event the interruption of the excused PartVs obligations continues for a period in excess of thirty (30) calendar days, either Party shall have the right to terminate this Agreement upon ten (10) calendar days' prior written notice to the other Party.

12.       Non-Publicity

Each of Company and Manager agree not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the other Party except: (i) to its advisors, attorneys or auditors who have a need to know such information,

(ii)             as required by law or court order,

(iii)            as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or substantially all of its properties or assets, or

(iv)            as may be required in connection with the enforcement of this Agreement.

13.   Assignment

The Services to be performed by Manager hereunder are personal in nature, Company has engaged Manager as a result of Manager's expertise relating to such Services. Manager, therefore, agrees that it will not assign, sell, transfer, delegate or otherwise dispose of this Agreement or any right, duty or obligation under this Agreement without the Company's prior written consent. Nothing in this Agreement shall prevent the assignment by the Company of this Agreement or any right, duty or obligation hereunder to any third party,

14.   Injunctive Relief

Manager acknowledges that a violation of Article 5 or 6 would cause immediate and irreparable harm to the Company for which money damages would be inadequate. Therefore, the Company will be entitled to injunctive relief for Manager's breach of any of its obligations under the said Articles without proof of actual damages and without the posting of bond or other security. Such remedy shall not be deemed to be the exclusive remedy for such violation, but shall be in addition to all other remedies available at law or in equity.

15.   Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada, USA, without giving effect to any choice of law or conflict of law provisions. The Parties consent to the exclusive jurisdiction and venue in the ordinary courts of Nevada.

16.   General

This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties.

No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. Failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or any other provision(s) of this Agreement.

Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision may be modified by such court in compliance with the law giving effect to the intent of the Parties and enforced as modified. All other terms and conditions of this Agreement shall remain in full force and effect and shall be construed in accordance with the modified provision.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Scandere OU	Spectral Capital Corporation

Vladimir Ivanov	Jenifer Osterwalder
President	CEO

Exhibit A

Management Services

•Vendor Management, the manager is responsible but not limited to all services required within this category including:

•Carrier Information

•Voice Contract Terms

•Contacts and Notification Information

•Credit Limit & Finance Controls

CDR Processing – Manage routing engines on a call- by -call basis enabling:

•Network Performance

•Revenue/Cost/Margin Processing

•Invoicing

Fraud Management

•Velocity alarming

•High Margin Destination Alerting

•Auto Suspend/Blocking

•Real - time Analytics and reporting

Reporting and Analytics

•Big Data Warehouse Integration

•Alerting Alarming and Action

•Real time and Near Real time analytic reporting

Credit and Finance Management

•Real time account balance tracking

•Pre - pay balance management

•Off - set balance management

•Full audit tracking and control

Exhibit B

In lieu of cash payment for the management services rendered under this agreement, the Manager may, at its discretion, accept securities from the Company for Management fees beginning in May 2024. The Company will issue 2,000,000 Common shares of Spectral Capital Corporation. This quantity of shares represents a management fee of $46,000 USD and is linked to the floor price of $0.023 USD (a closing price incurred in Spectral Capital’s trading price in 2024).

The Floor Price is defined as the lowest price Spectral Capital Corporations’ securities traded at during the year invoices were incurred from the Company.  This predetermined formula utilizing the Floor Price in calculation of this agreement is intended to provide downside protection to the Lender. Upon execution of this Agreement, the Company shall instruct its transfer agent to issue shares to the Manager.

Furthermore:

1.      Amounts Repaid in Full. For and in consideration of the issuance of the Conversion Shares to Lender, the Converted Loan Amount and the Converted Salary Amount shall be deemed to be repaid in full, and the Company shall have no further obligations in connection with the Converted Loan Amount.

2.     Waiver and Release. Lender, on behalf of himself, and each of his successors, assigns, representatives and agents (collectively, the “Releasing Parties”), hereby covenant not to sue and fully, finally and forever completely release the Company and its present, future and former officers, directors, stockholders, members, employees, agents, attorneys and representatives (collectively, the “Company Released Parties”) of and from any and all claims, actions, obligations, liabilities, demands and/or causes of action, of whatever kind or character, whether now known or unknown, which the Releasing Parties have or might claim to have against the Company Released Parties for any and all injuries, harm, damages (actual and punitive), costs, losses, expenses, attorneys’ fees and/or liability or other detriment, if any, whenever incurred or suffered by the Releasing Parties arising from, relating to, or in any way connected with, any fact, event, transaction, action or omission that occurred or failed to occur with respect to the Converted Loan Amount and the Converted Salary Amount on or prior to the date of this Agreement.

3.     Restricted Stock. (a) The Conversion Shares to be issued hereunder have not been registered with the United States Securities and Exchange Commission, or with the securities regulatory authority of any state. The Conversion Shares are subject to restrictions imposed by federal and state securities laws and regulations on transferability and resale, and may not be transferred assigned or resold except as permitted under the Securities Act of 1933, as amended (the “Act”), and the applicable state securities laws, pursuant to registration thereunder or exemption therefrom.

(b)     Lender understands that the certificates representing the Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Conversion Shares upon which it is stamped, if (a) such Conversion Shares are sold pursuant to a registration statement under the Securities Act, or (b) such holder delivers to the Company an opinion of counsel, reasonably acceptable to the Company, that a disposition of the Conversion Shares is being made pursuant to an exemption from such registration and that the Shares, after such transfer, shall no longer be “restricted securities” within the meaning of Rule 144.

4.      Lender’s Representations. The Company is issuing the Conversion Shares to Lender in reliance upon the following representations made by Lender:

(a)     Lender is acquiring the Conversion Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. Lender understands and acknowledges that the Conversion Shares have not been registered under the Act or any state securities laws, by reason of a specific exemption from the registration provisions of the Act and applicable state securities laws, which depends upon, among other things, the bona fide nature of the investment intent and other representations of Lender as expressed herein. Lender further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Conversion Shares.

(b)     Lender (i) has had, and continues to have, access to detailed information with respect to the business, financial condition, results of operations and prospects of the Company; (ii) has received or has been provided access to all material information concerning an investment in the Company; and (iii) has been given the opportunity to obtain any additional information or documents from, and to ask questions and receive answers of, the officers, directors and representatives of the Company to the extent necessary to evaluate the merits and risks related to an investment in the Company represented by the Conversion Shares.

(c )      As a result of Lender’s study of the aforementioned information and Lender’s prior overall experience in financial matters, and Lender’s familiarity with the nature of businesses such as the Company, Lender is properly able to evaluate the capital structure of the Company, the business of the Company, and the risks inherent therein.

(d)     Lender’s investment in the Company pursuant to this Agreement is consistent, in both nature and amount, with Lender’s overall investment program and financial condition.

(e)    Lender’s financial condition is such that Lender can afford to bear the economic risk of holding the Conversion Shares, and to suffer a complete loss of Lender’s investment in the Company represented by the Conversion Shares.

(f)     Lender’s principal business address is as set forth in Section 6(b) hereof. (g) Lender understands that a thinly traded public market now exists, and there may never be an active public market for, the Company’s Common Stock, including the Conversion Shares.

(g)    All action on the part of Lender, and its officers, directors and partners, if applicable, necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Lender hereunder and thereunder has been taken, and this Agreement, assuming due execution by the parties hereto, constitutes valid and legally binding obligations of Lender, enforceable in accordance with its terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

(h)     Lender represents that neither it nor, to its knowledge, any person or entity controlling, controlled by or under common control with it, nor any person having a beneficial interest in it, nor any person on whose behalf Lender is acting: (i) is a person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in the Company pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Noteholder”). Lender agrees to provide the Company, promptly upon request, all information that the Company reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. Lender consents to the disclosure to U.S. regulators and law enforcement authorities by the Company and its affiliates and agents of such information about Lender as the Company reasonably deems necessary or appropriate to comply with applicable U.S. antimony laundering, anti-terrorist and asset control laws, regulations, rules and orders. If Lender is a financial institution that is subject to the USA Patriot Act, Noteholder represents that it has met all of its obligations under the USA Patriot Act. Lender acknowledges that if, following its investment in the Company, the Company reasonably believes that Lender is a Prohibited Noteholder or is otherwise engaged in suspicious activity or refuses to promptly provide information that the Company requests, the Company has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require Lender to transfer the Conversion Shares. Lender further acknowledges that Lender will have no claim against the Company or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions.

(i)     If Lender is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if Lender receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, Lender represents and warrants to the Company that: (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (2) the Foreign Bank maintains operating records related to its banking activities; (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

(j)     Lender realizes that because of the inherently speculative nature of businesses of the kind conducted and contemplated by the Company, the Company’s financial results may be expected to fluctuate from month to month and from period to period and will, generally, involve a high degree of financial and market risk that could result in substantial or, at times, even total losses for investors in securities of the Company.

6. Miscellaneous.

 (a)    THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the Parties arising out of this Agreement, (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts having jurisdiction over  Nevada; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court having jurisdiction over Nevada; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with this Agreement.